Exhibit 21.1

                     LIST OF SUBSIDIARIES OF TECHEDGE, INC.


1.    China Quantum Communications Ltd. Cayman Islands

2.    China Quantum Communications, Inc. Delaware

3. Guang Tong Wang Luo (China) Co. Ltd. (or Quantum Communications (China) Co., Ltd.) China